INDEPENDENCE COMMUNITY BANK CORP.

195 Montague Street, Brooklyn, New York 11201

PRESS RELEASE

INDEPENDENCE COMMUNITY BANK CORP.
REPORTS ANNUAL EARNINGS FOR 2004

Records Other-Than-Temporary Impairment After Tax Charge of $8.3 million
Related to Fannie Mae Preferred Stock

     BROOKLYN, N.Y.- January 26, 2005 – Independence Community Bank Corp. (Nasdaq – ICBC) reported diluted earnings per share of $0.63 and net income of $52.4 million for the three months ended December 31, 2004. For the year ended December 31, 2004, diluted earnings per share was $2.84 and net income was $212.2 million. These results include an other-than-temporary impairment after-tax charge of $8.3 million, or $0.10 and $0.12 per diluted share for the fourth quarter and year, related to its holdings of certain Fannie Mae Preferred Stock. Excluding this impairment charge, diluted earnings per share increased 6% to $0.73 and increased 14% to $2.96 per share for the three months and year ended December 31, 2004, respectively, when compared to the same periods in 2003.

     Net income, excluding the impairment charge, increased 68% to $60.7 million and 61% to $220.5 million for the three months and year ended December 31, 2004, respectively, when compared to the same periods in 2003.

     Comparing the fourth quarter of 2004 to the prior quarter, net income, excluding the impairment charge, decreased $2.7 million, or 4%, from $63.4 million and diluted earnings per share decreased 4% from $0.76.

     The three month and year ended earnings and per share data for 2004 reflect the inclusion of the operations of Staten Island Bancorp, Inc. (“Staten Island”) acquired by the Company on April 12, 2004 and the related issuance of 28.2 million shares of the Company’s common stock in connection with the acquisition.

     Alan H. Fishman, President and Chief Executive Officer, commented, “Overall the Company has had a very successful year as we have broadened our franchise and customer base with the acquisition of SI Bank & Trust, Staten Island’s wholly owned subsidiary. The integration process was completed on schedule through the diligent efforts of our employees. During the fourth quarter of

2004, the multi-family market continued to be very competitive from both a pricing and credit standpoint. We will continue to originate only those loans that strengthen our balance sheet and meet our credit underwriting and pricing criteria.

     “During 2005 we plan to resume our share repurchase program as we continue our practice of prudent capital management.”

Other-Than-Temporary Impairment Charge

     At December 31, 2004, the Company held $72.5 million of investment grade Fannie Mae securities, predominately bearing fixed rates, with aggregate unrealized losses of $12.7 million ($8.3 million after-tax), as part of its available-for-sale portfolio. Prior to December 31, 2004, such unrealized losses were recognized as a reduction of other comprehensive income and thus, a reduction to equity. These securities have an effective yield of 6.47% and are rated AA- and Aa3 by S&P and Moody’s. However, as a result of recent events at Fannie Mae and in accordance with generally accepted accounting principles, the Company recorded these previously unrealized losses as an other-than-temporary impairment. Consequently, the aggregate amortized cost of these securities was reduced by $12.7 million and a corresponding other-than-temporary impairment charge to net loss on loans and securities was recognized. This non-cash charge reduced diluted earnings per share by $0.10 and $0.12 for the quarter and year ended December 31, 2004, respectively, but did not reduce stockholders’ equity or the related capital ratios.

Balance Sheet Overview

     Total assets were $17.75 billion at December 31, 2004 compared with $9.55 billion at December 31, 2003. The increase was attributable to the Staten Island acquisition combined with internal growth of the Company’s loan portfolio. Assets acquired in the Staten Island transaction totaled $7.15 billion while deposits and borrowings assumed totaled $3.79 billion and $2.65 billion, respectively. The Company’s loan portfolio grew by $1.52 billion during the year ended December 31, 2004, excluding the $3.56 billion of loans acquired in the acquisition.

     Internal loan growth over the twelve-month period was primarily funded by replacing $664.9 million of investment securities with higher yielding loans. The growth was also supported by increases of $214.9 million in deposits and $191.6 million in longer term borrowings (including subordinated debt) to more closely match the anticipated duration of the Company’s loan portfolio.

     Total stockholders’ equity was $2.30 billion at December 31, 2004, or 13.0% of total assets, compared to $991.1 million, or 10.4% at December 31, 2003. Book value per share and tangible book value per share were $27.13 and $12.59 at December 31, 2004, respectively, compared to $18.19 and $14.79 at December 31, 2003, respectively. Goodwill totaled $1.16 billion and core deposit intangibles totaled $79.1 million at December 31, 2004 compared to $185.2 million and $0.2 million at December 31, 2003, respectively. The increase in intangible assets resulted from the Staten Island acquisition.

Earning Asset Generation

     The Company originated loans totaling $1.19 billion and $5.91 billion, excluding mortgage warehouse lines of credit, during the three months and year ended December 31, 2004, respectively, of which $909.6 million and $4.64 billion were retained for portfolio, respectively. The remaining loans were originated for sale in the secondary market. Included in the $4.64 billion retained for portfolio was $2.42 billion of multi-family residential loans and $1.47 billion of commercial real estate mortgage loans.

     The average aggregate balance of commercial real estate and commercial business loans increased $1.25 billion to $3.19 billion for the year ended December 31, 2004, which includes the loans acquired from Staten Island, compared to the year ended December 31, 2003. The increase in average aggregate balance reflects the continued implementation of the Company’s strategy of increasing its investment in higher yielding assets. At December 31, 2004, commercial real estate and commercial business loans comprised in the aggregate 34.2% of the Company’s total loan portfolio as compared to 36.0% at December 31, 2003. The modest decline as a percent of total loans was primarily attributable to the growth in the residential loan portfolio due to the inclusion of the Staten Island residential loan portfolio.

     The average balance of multi-family residential loans increased by $1.10 billion for the year ended December 31, 2004 compared to the year ended December 31, 2003 while the average balance of one-to-four family and cooperative loans increased $1.70 billion to $2.11 billion during the same period as a result of the Staten Island acquisition. The average balance of mortgage warehouse lines of credit decreased $55.4 million to $583.7 million for the year ended December 31, 2004 compared to the year ended December 31, 2003, due to a reduction in the residential mortgage refinance market as market rates of interest increased beginning in the second quarter.

Core Deposit Generation

     Lower costing core deposits increased by $3.11 billion to $7.03 billion at December 31, 2004 compared to December 31, 2003 primarily as a result of the Staten Island acquisition. Excluding the $2.66 billion of core deposits (deposits other than time-based deposits) acquired in the acquisition with Staten Island, core deposits declined by $60.4 million during the three months ended December 31, 2004 and grew by $452.0 million during the year ended December 31, 2004. Core deposits have been generated through three delivery channels: commercial loan relationships, the retail deposit franchise and de novo branch activities. The Company opened ten de novo branches in 2003 and an additional six during the year ended December 31, 2004. It anticipates opening approximately five more branches in the first quarter of 2005 while further developing the deposit delivery channel of the former Staten Island franchise.

     Core deposits represented approximately 76% of total deposits at December 31, 2004 compared to 74% at December 31, 2003.

Net Interest Margin

     Net interest margin decreased 32 basis points to 3.38% for the quarter ended December 31, 2004 compared to 3.70% for the quarter ended December 31, 2003. For the year ended December 31, 2004, net interest margin decreased 22 basis points to 3.46% compared to the year ended December 31, 2003. However, net interest margin increased 1 basis point for the quarter ended December 31, 2004 compared to the quarter ended September 30, 2004. For the quarter ended December 31, 2004, the weighted average interest rate earned on interest-earning assets increased seven basis points compared to the quarter ended September 30, 2004 while the weighted average interest rate paid on interest-bearing liabilities also increased by seven basis points compared to the quarter ended September 30, 2004.

     The Company continues to reposition its balance sheet to more closely align the duration of its interest-earning asset base with its supporting funding sources while minimizing interest rate risk. The Company, in anticipation of a rising interest rate environment, chose to lengthen the duration of its borrowings during 2004, resulting in increased borrowing costs. During the year ended December 31, 2004, $2.40 billion of short-term borrowings matured and were replaced with $1.43 billion of longer term borrowings at a weighted average interest rate of 3.26% and the remainder was rolled over into short-term borrowings.

     The flattened yield curve will continue to put pressure on net interest margin in the short-term as we anticipate the rising cost of funds to outpace the repricing of our interest-earning assets. The Company has strategically lagged the market in repricing certain core deposits but is closely monitoring its customer relationships and deposit retention as industry rates continue to rise.

Non-Interest Income

     Non-interest income decreased $6.2 million, to $22.7 million for the quarter ended December 31, 2004 compared to $28.9 million for the same period in 2003. Non-interest income increased $8.8 million to $121.5 million for the year ended December 31, 2004 compared to $112.7 million for the same period in 2003. On a linked quarter basis, non-interest income decreased $13.2 million compared to $35.9 million for the quarter ended September 30, 2004. Included in these amounts for both the quarterly and annual results was the $12.7 million other-than-temporary impairment charge related to the Fannie Mae securities.

     The Company recorded net losses on loans and securities of $10.2 million and $8.5 million for the three months and year ended December 31, 2004, respectively, primarily due to the $12.7 million impairment charge. In addition, the Company sold $30.9 million and $313.8 million of securities during the quarter and year ended December 31, 2004, respectively as compared to $20.0 million and $48.4 million, respectively, for the same periods in 2003.

     The Company recorded income from mortgage-banking activities for the quarter and year ended December 31, 2004 of $5.6 million and $29.6 million, respectively, compared to $2.1 million and $25.4 million for the same periods in the prior year. Such income decreased $0.7 million compared to the quarter ended September 30, 2004. The Company sold multi-family loans totaling $425.3 million during the fourth quarter of 2004 compared to $197.5 million during the fourth quarter of 2003 and $675.1 million during the third quarter of 2004. Of the $425.3 million sold during the fourth quarter of 2004, $191.4 million consisted of loans sold from portfolio.

     Service fees decreased $3.2 million and $2.7 million for the three months and year ended December 31, 2004, respectively, compared to the same periods in the prior year. The decrease was the result of the slowdown in the refinance market (which the Company had anticipated) reducing the amount of prepayment and modification income earned during the quarter and year ended December 31, 2004. This was partially offset by increased service fees as a result of the Staten Island acquisition.

On a linked quarter basis, service fees decreased by $2.6 million primarily due to a decline in prepayment and modification income.

     Other non-interest income increased $2.1 million and $10.7 million for the three months and year ended December 31, 2004, respectively, compared to the same periods in the prior year. The increase was primarily attributable to income from the Company’s equity investment in Meridian Capital Funding, Inc.

Non-Interest Expense

     Non-interest expense increased $24.8 million and $82.3 million for the quarter and year ended December 31, 2004, respectively, compared to the quarter and year ended December 31, 2003. Included in these amounts are higher costs associated with operating the expanded franchise resulting from the Staten Island acquisition. On a linked quarter basis, non-interest expense increased $0.7 million which was directly attributable to operating the Company’s expanded franchise. In addition, $3.0 million and $8.3 million of core deposit intangible amortization, from the Staten Island acquisition, was recorded for the quarter and year ended December 31, 2004, respectively.

     The Company’s efficiency ratio was 43.6% for the fourth quarter of 2004 compared to 43.0% for the third quarter of 2004. The efficiency ratio measures the relationship of operating expenses to revenues.

Income Taxes

     The Company recorded an effective tax rate of 34.3% and 34.5% for the quarter and year ended December 31, 2004, respectively. The effective tax rate was reduced from 35.75% for the three months and year ended December 31, 2003 due to the effect of New Market Tax Credit (“NMTC”) allocations from the Community Development Financial Institutions Fund of the U.S. Department of Treasury received by Independence Community Commercial Reinvestment Corporation (“ICCRC”), a subsidiary of Independence Community Bank formed in 2004. The NMTC Program promotes business and economic development in low-income communities. The NMTC Program permits ICCRC to receive a credit against federal income taxes for making qualified equity investments in investment vehicles known as Community Development Entities. The credits provided to ICCRC total 39% of the initial value of the investment ($113.0 million) and will be claimed over a seven year credit allowance period.

Asset Quality

     Asset quality improved significantly in the fourth quarter of 2004. Non-performing assets as a percentage of total assets amounted to 0.29% at December 31, 2004 compared to 0.41% at September 30, 2004 and 0.38% at December 31, 2003. Although non-performing assets increased by $15.2 million to $51.8 million at December 31, 2004 compared to $36.6 million December 31, 2003, they decreased by $20.2 million or 28.1% compared to September 30, 2004. This reduction was primarily due to diligent work-out efforts resulting in loan repayments of approximately $11.7 million from a single non-performing relationship. Included in non-performing assets at December 31, 2004 were $20.8 million of non-performing assets obtained from the Staten Island acquisition.

     During the year ended December 31, 2004, the Company recorded a $2.0 million provision for loan losses and incurred $4.1 million of net charge-offs, resulting in an allowance for loan losses at December 31, 2004 of $101.4 million.

     The $2.0 million provision for loan losses was recorded in recognition of the continued growth in the Company’s commercial real estate and business loan portfolios. The allowance for loan losses as a percent of total loans was 0.90% at December 31, 2004 as compared to 1.29% at December 31, 2003.

Post Earnings Conference Call

     The Company will conduct a conference call on January 27, 2005 at 9:00 am Eastern Time to discuss highlights of its fourth quarter and annual 2004 earnings. The call will be simultaneously webcast on the Company’s investor relations web page at http://investor.myindependence.com. The conference call will also be available via dial-in at 800-262-1292 for domestic callers and at 719-457-2680 for international callers.

     There will be a replay of this conference call beginning January 27, 2005 at 12:00 noon Eastern Time and will be available through February 4, 2005. The replay can be accessed by dialing 888-203-1112 for domestic callers and 719-457-0820 for international callers. The replay passcode is 284293.

     Independence Community Bank Corp. is the holding company for Independence Community Bank. The Bank, originally chartered in 1850, currently operates 122 branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester Counties and New Jersey. At its banking offices located on Staten Island, the Bank conducts business as SI Bank & Trust, a division of Independence Community Bank. The Bank has three key business divisions, Commercial Real Estate Lending, Consumer Banking and Business Banking, and actively targets small and mid-size businesses. The Bank maintains its community orientation by offering its diverse communities a wide range of financial products and by emphasizing customer service, superior value and convenience. The Bank’s web address is www.myindependence.com.

     Note: This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of significant gains or losses that are unusual in nature. Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

     Statements contained in this release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.

     Words such as “expect”, “feel”, “believe”, “will”, “may”, “anticipate”, “plan”, “estimate”, “intend”, “should”, and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the growth opportunities and cost savings from the acquisition of the Company and Staten Island may not be fully realized or may take longer to realize than expected; (2) operating costs and business disruption resulting from the acquisition, including adverse effects on relationships with employees, may be greater than expected; (3) competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows and real estate values; (4) the levels of non-interest income and the amount of loan losses as well as other factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

# # #

TABLES TO FOLLOW

INDEPENDENCE COMMUNITY BANK CORP.
Consolidated Statements of Financial Condition
(Dollars in thousands)

	December 31,	September 30,	December 31,
	2004	2004	2003
	(Unaudited)	(Unaudited)	(Audited)
ASSETS:
Cash and due from banks	$360,877	$378,140	$172,028

Securities available-for-sale:
Investment securities	454,305	574,857	296,945
Mortgage-related securities	3,479,482	3,333,820	2,211,755

Total securities available-for-sale	3,933,787	3,908,677	2,508,700

Loans available-for-sale	96,671	83,855	5,922

Mortgage loans	9,315,090	9,222,918	4,714,388
Other loans	1,933,502	1,904,723	1,457,843

Total loans	11,248,592	11,127,641	6,172,231
Less: allowance for possible loan losses	(101,435)	(104,910)	(79,503)

Total loans, net	11,147,157	11,022,731	6,092,728

Premises, furniture and equipment, net	162,687	157,407	101,383
Accrued interest receivable	64,437	66,051	37,046
Goodwill	1,155,572	1,144,345	185,161
Intangible assets, net	79,056	82,039	190
Bank owned life insurance (“BOLI”)	321,040	317,646	175,800
Other assets	432,146	470,797	267,649

Total assets	$17,753,430	$17,631,688	$9,546,607

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$9,305,064	$9,301,672	$5,304,097
Borrowings	5,511,972	5,443,021	2,916,300
Subordinated notes	396,332	396,097	148,429
Escrow and other deposits	104,304	139,283	76,260
Accrued expenses and other liabilities	131,715	107,745	110,410

Total liabilities	15,449,387	15,387,818	8,555,496

Stockholders’ equity:
Common stock ($.01 par value, 250,000,000, 250,000,000 and 125,000,000 shares authorized at December 31, 2004, September 30, 2004 and December 31, 2003, respectively; 104,243,820, 104,243,820 and 76,043,750 shares issued at December 31, 2004, September 30, 2004 and December 31, 2003, respectively; 84,928,719, 84,544,163 and 54,475,715 shares outstanding at December 31, 2004, September 30, 2004 and December 31, 2003, respectively)	1,042	1,042	760
Additional paid-in-capital	1,900,252	1,877,188	761,880
Treasury stock at cost; 19,315,101, 19,699,657 and 21,568,035 shares at December 31, 2004, September 30, 2004 and December 31, 2003, respectively	(341,226)	(347,972)	(380,088)
Unallocated common stock held by ESOP	(64,267)	(65,503)	(69,211)
Unvested awards under Recognition Plans	(9,701)	(10,818)	(7,598)
Retained earnings, partially restricted	821,702	789,602	678,353
Accumulated other comprehensive (loss) income:
Net unrealized (loss) gain on securities available-for-sale, net of tax	(3,759)	331	7,015

Total stockholders’ equity	2,304,043	2,243,870	991,111

Total liabilities and stockholders’ equity	$17,753,430	$17,631,688	$9,546,607

INDEPENDENCE COMMUNITY BANK CORP.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Year Ended

	December 31,	September 30,	December 31,	December 31,	December 31,
	2004	2004	2003	2004	2003
Interest income:
Mortgage loans	$122,150	$121,669	$66,408	$426,942	$271,805
Other loans	26,739	25,101	19,828	95,170	81,674
Loans available-for-sale	1,793	1,509	663	6,906	4,774
Investment securities	6,532	6,337	3,411	22,578	13,296
Mortgage-related securities	36,992	37,269	21,756	132,809	62,918
Other	1,641	1,500	161	5,003	5,653

Total interest income	195,847	193,385	112,227	689,408	440,120

Interest expense:
Deposits	22,549	19,239	12,344	71,848	53,257
Borrowings	37,816	38,918	21,029	128,788	91,089
Subordinated notes	3,731	3,838	1,430	13,279	3,029

Total interest expense	64,096	61,995	34,803	213,915	147,375

Net interest income	131,751	131,390	77,424	475,493	292,745

Provision for loan losses	—	—	—	2,000	3,500

Net interest income after provision for loan losses	131,751	131,390	77,424	473,493	289,245

Non-interest income:
Net (loss)/gain on loans and securities	(10,242)	963	521	(8,535)	765
Mortgage-banking activities	5,560	6,295	2,108	29,613	25,407
Service fees	15,873	18,508	19,091	66,619	69,270
BOLI	4,402	3,912	2,183	14,616	8,833
Other	7,061	6,219	4,977	19,196	8,464

Total non-interest income	22,654	35,897	28,880	121,509	112,739

Non-interest expense:
Compensation and employee benefits	36,611	36,748	24,873	134,924	100,262
Occupancy costs	12,858	11,702	7,814	43,679	26,547
Data processing fees	4,855	2,938	2,288	16,236	10,029
Advertising	2,464	2,385	2,464	9,140	7,845
Other	14,967	17,775	12,316	58,828	42,265

Total general and administrative expenses	71,755	71,548	49,755	262,807	186,948
Amortization of identifiable intangible assets	2,983	2,540	143	8,268	1,855

Total non-interest expense	74,738	74,088	49,898	271,075	188,803

Income before provision for income taxes	79,667	93,199	56,406	323,927	213,181
Provision for income taxes	27,300	29,785	20,165	111,755	76,211

Net income	$52,367	$63,414	$36,241	$212,172	$136,970

Basic earnings per share	$0.65	$0.79	$0.73	$2.96	$2.74

Diluted earnings per share	$0.63	$0.76	$0.69	$2.84	$2.60

INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts)
(Unaudited)

	At or For the Three Months Ended			At or For the Year Ended

	December 31,	September 30,	December 31,	December 31,	December 31,
	2004	2004	2003	2004(1)	2003
Performance Ratios:

Return on average assets (2)	1.18%	1.42%	1.59%	1.37%	1.58%
Return on average equity (2)	9.24%	11.57%	15.02%	11.31%	14.60%
Return on average tangible equity (2)	20.11%	25.62%	18.59%	21.79%	18.20%
Non-interest expense to average assets	1.68%	1.66%	2.19%	1.75%	2.18%
Efficiency ratio(3)	43.58%	43.02%	47.03%	43.40%	46.19%

Performance Ratios Excluding $12.7 million ($8.3 million after tax) Impairment Charge:

Return on average assets (2)	1.37%	1.42%	1.59%	1.42%	1.58%
Return on average equity (2)	10.72%	11.57%	15.02%	11.76%	14.60%
Return on average tangible equity (2)	23.31%	25.62%	18.59%	22.65%	18.20%

Average Balances:

Average shares outstanding – basic	80,513,692	79,924,041	49,919,774	71,559,988	49,993,492
Average shares outstanding – diluted	83,410,532	83,375,631	52,502,357	74,617,220	52,643,063

	December 31,	September 30,	December 31,
	2004	2004	2003
Capital and Other Ratios:

Book value per share	$27.13	$26.54	$18.19
Tangible book value per share	$12.59	$12.03	$14.79
Average equity to average assets	12.77%	12.32%	10.61%
Tangible equity to tangible assets	6.47%	6.20%	8.61%

Leverage ratio (Bank only)	5.51%	5.24%	8.14%
Tier 1 risk-based (Bank only)	7.36%	6.95%	9.34%
Total risk-based capital (Bank only)	11.47%	11.06%	12.39%

Deposits:
Core deposits:
Savings	$2,630,416	$2,695,661	$1,613,161
Money Markets	1,701,287	1,698,384	876,671
Interest-bearing demand	1,214,190	1,169,990	694,102
Non-interest-bearing demand	1,487,756	1,530,061	741,261

Total core deposits	7,033,649	7,094,096	3,925,195
Certificates of deposit	2,271,415	2,207,576	1,378,902

Total deposits	$9,305,064	$9,301,672	$5,304,097

INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts)
(Unaudited)

	December 31,	September 30,	December 31,
	2004	2004	2003
Loan Portfolio Composition:

Mortgage loans on real estate:
Single-family residential	$2,071,074	$2,211,074	$191,394
Cooperative apartment loans	418,988	438,245	92,973
Multi-family residential	3,800,649	3,670,141	2,821,706
Commercial real estate	3,034,254	2,912,057	1,612,711

Total principal balance – mortgage loans	9,324,965	9,231,517	4,718,784
Less net deferred fees	9,875	8,599	4,396

Total mortgage loans on real estate	9,315,090	9,222,918	4,714,388

Commercial business loans, net of deferred fees	809,392	823,925	606,204

Other loans:
Mortgage warehouse lines of credit	659,942	630,625	527,254
Home equity loans and lines of credit	416,351	398,620	296,986
Consumer and other loans	47,817	51,736	27,538

Total principal balance - other loans	1,124,110	1,080,981	851,778
Less net deferred fees	—	183	139

Total principal balance - other loans	1,124,110	1,080,798	851,639

Total loans receivable	11,248,592	11,127,641	6,172,231

Less allowance for loan losses	101,435	104,910	79,503

Loans receivable, net	$11,147,157	$11,022,731	$6,092,728

Loans Available-for-Sale Composition:

Single-family residential	$74,121	$69,445	$2,687
Multi-family residential	22,550	14,410	3,235

Total loans available-for-sale	$96,671	$83,855	$5,922

	December 31,	September 30,	December 31,
	2004	2004	2003
Asset Quality:

Non-performing loans:
Non-accrual loans	$43,644	$64,318	$35,802
Loans past due 90 days or more as to:
Interest and accruing	117	90	40
Principal and accruing (4)	5,517	4,901	742

Total non-performing loans	49,278	69,309	36,584
Other real estate owned	2,512	2,682	15

Total non-performing assets	$51,790	$71,991	$36,599

Non-performing assets to total assets	0.29%	0.41%	0.38%
Allowance for loan losses to non-performing loans	205.84%	151.37%	217.32%
Allowance for loan losses to total loans	0.90%	0.94%	1.29%

Net charge offs to average loans – quarter ended	0.031%	0.002%	0.002%
Net charge offs to average loans – year-to-date	0.043%	0.007%	0.081%

INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts)
(Unaudited)

	For the Three Months Ended
	December 31, 2004		September 30, 2004		December 31, 2003
	Average Balance	Rate (2)	Average Balance	Rate (2)	Average Balance	Rate (2)
Net Interest Margin:
Interest-earning assets:
Loans receivable:
Mortgage loans	$9,396,521	5.28%	$9,378,361	5.25%	$4,339,737	6.18%
Commercial business loans	815,403	6.13	816,777	5.95	574,619	6.52
Mortgage warehouse lines of credit	638,123	4.87	612,018	4.48	520,243	4.39
Consumer and other loans	458,899	5.41	441,095	5.29	313,059	5.77

Total loans	11,308,946	5.32	11,248,251	5.26	5,747,658	6.03
Mortgage-related securities	3,389,042	4.37	3,429,954	4.35	2,142,240	4.06
Investment securities	572,367	4.56	625,010	4.06	306,820	4.45
Other interest-earning assets	323,793	2.02	309,373	2.20	180,408	0.35

Total interest-earning assets	15,594,148	5.02	15,612,588	4.95	8,377,126	5.35

Non-interest-earning assets	2,153,305		2,194,073		721,805

Total assets	$17,747,453		$17,806,661		$9,098,931

Interest-bearing liabilities:
Deposits:
Savings deposits	2,655,796	0.37	2,749,247	0.34	1,607,860	0.36
Interest-bearing demand deposits	3,137,328	1.35	2,972,082	1.25	1,617,721	0.85
Certificates of deposit	2,257,677	1.66	2,213,933	1.37	1,405,001	2.10

Total interest-bearing deposits	8,050,801	1.11	7,935,262	0.96	4,630,582	1.06
Non-interest-bearing demand deposits	1,509,413	—	1,495,617	—	729,658	—

Total deposits	9,560,214	0.94	9,430,879	0.81	5,360,240	0.91
Subordinated notes	396,239	3.75	396,004	3.86	148,384	3.82
Total borrowings	5,373,759	2.80	5,672,352	2.73	2,472,756	3.37

Total interest-bearing liabilities	15,330,212	1.66	15,499,235	1.59	7,981,380	1.73

Non-interest-bearing liabilities	151,128		114,136		152,489

Total liabilities	15,481,340		15,613,371		8,133,869
Total stockholders’ equity	2,266,113		2,193,290		965,062

Total liabilities and stockholders’ equity	$17,747,453		$17,806,661		$9,098,931

Net interest-earning assets	$263,936		$113,353		$395,746

Interest rate spread (2)		3.36%		3.36%		3.62%

Net interest margin (2)		3.38%		3.37%		3.70%

Average interest-earning assets to average interest-bearing liabilities		101.72%		100.73%		104.96%

INDEPENDENCE COMMUNITY BANK CORP.
Selected Financial Ratios and Other Data
(In thousands, except ratios and per share amounts)
(Unaudited)

	For the Year Ended
	December 31, 2004		December 31, 2003
	Average Balance	Rate	Average Balance	Rate
Net Interest Margin:
Interest-earning assets:
Loans receivable:
Mortgage loans	$8,007,134	5.42%	$4,162,397	6.64%
Commercial business loans	768,246	6.10	564,851	6.60
Mortgage warehouse lines of credit	583,696	4.47	639,052	4.48
Consumer and other loans	407,147	5.34	268,886	5.85

Total loans	9,766,223	5.41	5,635,186	6.36
Mortgage-related securities	3,124,201	4.25	1,765,662	3.56
Investment securities	537,362	4.20	296,705	4.48
Other interest-earning assets	294,974	1.70	263,116	2.15

Total interest-earning assets	13,722,760	5.02	7,960,669	5.53

Non-interest-earning assets	1,753,559		712,017

Total assets	$15,476,319		$8,672,686

Interest-bearing liabilities:
Deposits:
Savings deposits	2,423,565	0.35	1,595,084	0.49
Interest-bearing demand deposits	2,654,703	1.19	1,450,415	0.82
Certificates of deposit	2,005,120	1.58	1,486,302	2.25

Total interest-bearing deposits	7,083,388	1.01	4,531,801	1.18
Non-interest-bearing demand deposits	1,281,445	—	672,952	—

Total deposits	8,364,833	0.86	5,204,753	1.02
Subordinated notes	341,230	3.89	79,253	3.82
Total borrowings	4,725,871	2.73	2,290,401	3.98

Total interest-bearing liabilities	13,431,934	1.59	7,574,407	1.95

Non-interest-bearing liabilities	168,890		159,913

Total liabilities	13,600,824		7,734,320
Total stockholders’ equity	1,875,495		938,366

Total liabilities and stockholders’ equity	$15,476,319		$8,672,686

Net interest-earning assets	$290,826		$386,262

Interest rate spread		3.43%		3.58%

Net interest margin		3.46%		3.68%

Average interest-earning assets to average interest-bearing liabilities		102.17%		105.10%

(1)	The acquisition of Staten Island Bancorp, Inc. was completed and incorporated in the Consolidated Statement of Financial Condition and Consolidated Statement of Income effective the close of business on April 12, 2004.

(2)	Presented on an annualized basis.

(3)	Reflects in each period presented adjusted operating expense (net of amortization of identifiable intangible assets) as a percent of the aggregate of net interest income and adjusted non-interest income (excluding gains and losses on the sales of loans and securities). Amortization of identifiable intangible assets is excluded from the calculation since it is a non-cash expense and gains and losses on the sales of loans and securities are excluded since they are generally considered by the Company’s management to be non-recurring in nature. The operating efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, the Company believes such information is useful to investors in evaluating the Company’s operations.

(4)	Reflects loans that are 90 days or more past maturity which continue to make payments on a basis consistent with the original repayment schedule.

Contact:	Kathleen A. Hanrahan	Frank W. Baier
	First Vice President, Investor Relations	Executive Vice President, Chief Financial Officer
	(718) 722-5400	(718) 923-3506